Exhibit 10.1

BIGCOMMERCE HOLDINGS, INC.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

BIGCOMMERCE HOLDINGS, INC.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of April 19, 2018, by and among BigCommerce Holdings, Inc., a Delaware corporation (the “Company”), Wadih Phillipe Machaalani and Mitchell Harper (the “Founders”), and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, the Company, the Founders and certain Investors are party to that certain Third Amended and Restated Investor Rights Agreement, dated as of April 28, 2016 (the “Prior Agreement”).

WHEREAS, concurrently with the execution of this Agreement, the Company and certain Investors are entering into a Series F Stock Purchase Agreement (the “Purchase Agreement”) providing for the issuance of shares of the Company’s Series F Preferred Stock.

WHEREAS, in order to induce the Company and certain Investors to enter into the Purchase Agreement, the Company and the Investors hereby agree to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Affiliate” means with respect to any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, with respect to any Person that is an investment fund, any investment fund now or hereafter existing which is controlled by or under common control with one or more general partners of such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “BHCA” shall have the meaning ascribed to such term in the Restated Certificate.

(c) “BHCA Transferee” shall have the meaning ascribed to such term in the Restated Certificate.

(d) “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

(e) “Competitor” means any company that develops and markets e-commerce products that are directly competitive with the Company’s products, but shall not include any financial investment firm or collective investment vehicle solely by virtue of its ownership (and/or its Affiliates’ ownership) of an equity interest in any such company held solely for investment purposes.

(f) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

(g) “Eligible Stockholder” means the Investors and the Founders.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(j) “FOIA Party” means a Person that, in the reasonable determination of the Company’s Board of Directors (the “Board”), may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

(k) “Founders’ Stock” means the Common Stock of the Company held by the Founders.

(l) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

(m) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its equity securities registered under the Securities Act.

(n) “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

(o) “Person” means any natural person or any general partnership, limited partnership, limited liability partnership, limited liability limited partnership, corporation, joint venture, trust, business trust, cooperative, association, limited liability company or other entity, including the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

(p) “Permitted Regulatory Transfer” shall have the meaning ascribed to such term in the Restated Certificate.

(q) “Permitted Regulatory Transferee” shall have the meaning ascribed to such term in the Restated Certificate.

(r) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, and Series F Preferred Stock, collectively.

(s) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(t) “Registrable Securities” means all (i) Stock, (ii) any equity securities of the Company acquired by the Investors from time to time, (iii) for purposes other than Section 2.2, Founders’ Stock, and (iv) any other equity securities of the Company issued or issuable in respect of any of such securities listed in clauses (i), (ii) and (iii) (as a result of conversion, stock splits, stock dividends, stock combinations, reclassifications, recapitalizations or other similar events). Notwithstanding the foregoing, Registrable Securities shall not include any securities (x) sold by a person to the public either pursuant to a registration statement or Rule 144, (y) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned or (z) held by a Holder (together with its affiliates) if the Company has completed its Initial Offering and all equity securities of the Company issuable or issued upon conversion of the Stock held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

(u) “Registrable Securities then outstanding” shall be the number of shares of the Company’s equity securities that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(v) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(w) “Regulated Holder” shall have the meaning ascribed to such term in the Restated Certificate.

(x) “Regulatory Conversion Restriction” shall have the meaning ascribed to such term in the Restated Certificate.

(y) “Regulatory Voting Restriction” shall have the meaning ascribed to such term in the Restated Certificate.

(z) “Requisite Investors” means Investors holding at least a majority of all shares of Common Stock issued or issuable upon the conversion of Preferred Stock.

(aa) “Restated Certificate” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended from time to time.

(bb) “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended.

(dd) “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.0001 per share.

(ee) “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.0001 per share.

(ff) “Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.0001 per share.

(gg) “Series D Preferred Stock” means the Series D Preferred Stock of the Company, par value $0.0001 per share.

(hh) “Series D-1 Preferred Stock” means the Series D-1 Preferred Stock of the Company, par value $0.0001 per share.

(ii) “Series E Preferred Stock” means the Series E Preferred Stock of the Company, par value $0.0001 per share.

(jj) “Series E-1 Preferred Stock” means the Series E-1 Preferred Stock of the Company, par value $0.0001 per share.

(kk) “Series F Preferred Stock” means the Series F Preferred Stock of the Company, par value $0.0001 per share.

(ll) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(mm) “Stock” shall mean, collectively, the Preferred Stock held by the Investors and their permitted assigns.

(nn) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to equity securities issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

2.1 Restrictions on Transfer.

(a) Without limiting any other applicable restrictions on transfer, each Holder agrees not to make any disposition of all or any portion of the Stock or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners, limited partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an investment fund transferring to an investment fund (or management company) that is an Affiliate of such investment fund, (E) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder, (F) an entity transferring to its Affiliates, or (F) transferring shares of capital stock in a sale, pledge or transfer by a Regulated Holder pursuant to Article Fourteenth of the Restated Certificate; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Stock or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE SECURITYHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from (i) the Requisite Investors (subject to the Regulatory Voting Restriction) with respect to the registration of a majority of the Registrable Securities held by all Investors (an “Investor Demand Registration”), or (ii) Goldman, Sachs & Co. (together with its affiliates, “Goldman”) with respect to the registration of a majority of the Registrable Securities held by Goldman (a “Goldman Demand Registration”) (the parties requesting registration pursuant to (i) or (ii), the “Initiating Holders”), in each case, that the Company file a registration statement under the Securities Act covering the registration of such Registrable Securities, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated (i) in the case of an Investor Demand Registration, to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders) and (ii) in the case of a Goldman Demand Registration, first, to Goldman up to the maximum number of shares requested to be registered by Goldman, and second, to the Holders of such Registrable Securities other than Goldman on a pro rata basis based on the number of Registrable Securities held by all such Holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the fifth anniversary of the date of this Agreement, or (B) the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;

(ii) after the Company has effected (x) in the case of a Goldman Demand Registration, one (1) such registration pursuant to this Section 2.2, and such registration has been declared or ordered effective, and (y) in the case of an Investor Demand Registration, two (2) such registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering (or such longer period as may be determined pursuant to Section 2.11 hereof); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its securityholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Investors on a pro rata basis based on the total number of Registrable Securities held by the Investors; and third, to any securityholder of the Company (other than a Holder) on a pro rata basis; provided, however, that (a) no such reduction shall reduce the amount of securities of the selling Investors included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling securityholders, in which event any or all of the Registrable Securities of the Investors may be excluded in accordance with the immediately preceding clause, and (b) no securities held by a Founder shall be included if any securities held by any Investor are excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Notwithstanding anything to the contrary contained herein, if a Regulated Holder and/or its BHCA Transferees, individually or together, is deemed to be in control of the Company (as “control” is used for purposes of the BHCA) or believes in good faith that it may be deemed to be in control of the Company (as “control” is used for purposes of the BHCA) or that it is not permitted to hold all or part of its shares of Series D-1 Preferred Stock or Series E-1 Preferred Stock, or, if applicable, any other securities of the Company then-held by such Regulated Holder or BHCA Transferee, under the BHCA or any other relevant banking laws, regulations and agency interpretations and guidance (any of the foregoing, an “Ownership Limitation”), then, if requested by such Regulated Holder or BHCA Transferee, the Company will cooperate in good faith to provide the Regulated Holder with information relevant to its determination under this Section 2.3(b) and the Company will use its commercially reasonable efforts to enable such Regulated Holder and its BHCA Transferees to include such portion of their respective shares of Series D-1 Preferred Stock or Series E-1 Preferred Stock or other securities of the Company then-held by the Regulated Holder and its BHCA Transferees, as applicable, in the underwriting necessary to avoid the Ownership Limitation (as determined by the Regulated Holder in good faith).

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement, and if the Company is a WKSI, an automatic shelf registration statement, and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders (with the Series D-1 Preferred Stock and Series E-1 Preferred Stock not subject to the Regulatory Voting Restriction for purposes of such request), the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million five hundred thousand dollars ($1,500,000);

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its securityholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Requisite Investors in the case of an Investor Demand Registration, or Goldman in the case of a Goldman Demand Registration, agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Requisite Investors, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Requisite Investors, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, agents and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Investors, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, severally and not jointly indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Investors, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member, or retired member or Affiliate of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least ten percent (10%) of the Registrable Securities then held by such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10 Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.11 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock of the Company or other securities, in cash or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the Initial Offering, shall not apply to the sale of any Registrable Securities to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements, unless the Requisite Investors waive the requirement with respect to any such officer, director or greater than one percent (1%) stockholder of the Company. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of Registrable Securities subject to such agreements. Notwithstanding anything in this Agreement, none of the provisions of this Agreement shall in any way limit Goldman or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Agreement, the restrictions contained in this Agreement shall not apply to Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock acquired by Goldman or any of its Affiliates following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on behalf of the Company in an underwritten public offering.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.12 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be reasonably requested by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act; provided however, notwithstanding anything to the contrary, Goldman shall not be required to provide any information pursuant to the preceding sentence if Goldman determines that providing such requested information would violate (i) any law, regulation or order applicable to Goldman, (ii) any internal policy of Goldman or (iii) any contract or other agreement to which Goldman or its Affiliates is a party or bound. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Deemed Underwriter. The Company agrees that, if an Investor or any of its Affiliates (each an “Investor Entity”) could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of the Company’s securities pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement an “Investor Underwriter Registration Statement”), then the Company will cooperate with such Investor Entity in allowing such Investor Entity to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at such Investor’s request, the Company will furnish to such Investor, on the date of the effectiveness of any Investor Underwriter Registration Statement and thereafter from time to time on such dates as such Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Investor, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Investor Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including, without limitation, a standard “10b-5” statement for such offering, addressed to such Investor. The Company will also permit legal counsel to such investor to review and comment upon any such Investor

Underwriter Registration Statement at least five business days prior to its filing with the SEC and all amendments and supplements to any such Investor Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Investor Underwriter Registration Statement or amendment or supplement thereto in a form to which such Investor’s legal counsel reasonably objects.

SECTION 3. INFORMATION.

3.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a balance sheet and income statement as of the last day of such year; a statement of cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (as defined below) for such year, with an explanation of any material differences between them and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) (the “Year End Financials”);

(b) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, Year End Financials audited and certified by a nationally recognized independent public accounting firm, selected by the Board;

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter, prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(d) promptly after reasonable written request, within thirty (30) days of any change in the Company’s equity, and in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the time of such request or at end of the period, as applicable, the number of shares of Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate its percentage equity ownership in the Company and certified by the President, Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(e) as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a draft budget (including a capital and operating expense budget), cash flow projections, income and loss projections, and a business plan for the next fiscal year (collectively, the “Budget”) prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f) as soon as practicable, but in any event on the last day of each fiscal year, the Board approved Budget for the following fiscal year;

(g) such other information relating to the financial condition, business, prospects or corporate affairs of the Company or any subsidiary as any Investor or any assignee of any Investor may from time to time reasonably request (including any such information required for regulatory purposes), provided, however, that the Company shall not be obligated under this subsection (g) or any other subsection of Section 3.1 or 3.2 to any Investor other than American Express Travel Related Services Company, Inc. (“AXP”) and Goldman, who, together with its Affiliates, holds less than 750,000 shares of the outstanding Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Stock);

(h) promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(i) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(j) if for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

3.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s and its subsidiaries’ properties, to examine its books of account and records and to discuss the Company’s and such subsidiaries’ affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Investor.

3.3 Observer Rights. As long as (i) Revolution Growth II, LP (“Revolution Growth”) continues to own beneficially at least 4,098,360 shares of Series C Preferred Stock (or shares of Common Stock issued upon conversion thereof), the Company shall invite a representative of Revolution Growth, and (ii) Goldman continues to own beneficially at least 2,215,166 shares of Series F Preferred Stock (or shares of Common Stock issued upon conversion thereof), the Company shall invite a representative of Goldman, in each case, to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose or divulge any confidential information obtained from the Company or any subsidiary pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4, (c) to any actual or prospective Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that at least some of the Investors are in the business of venture capital and private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which are adverse to or compete directly or indirectly with those of the Company. Nothing in this Agreement shall otherwise preclude or in any way restrict any Investor or any Affiliate thereof from investing or participating in any particular enterprise whether or not such enterprise has products or services which are adverse to or compete, directly or indirectly, with those of the Company. It is further expressly acknowledged that nothing herein shall limit or otherwise apply to disclosure by any Regulated Holder or Goldman or their respective representatives in connection with any supervisory examination by, or communication with, any banking regulatory authority with jurisdiction over such Regulated Holder or Goldman or their respective Affiliates, provided that for the avoidance of doubt, neither such Regulated Holder or Goldman, as applicable, nor their respective representatives shall have any obligation to notify the Company of any such examination or communication.

3.5 Additional Information Right. As soon as practicable, but in any event within fifteen (15) days after the end of each fiscal quarter of the Company, the Company shall provide Telstra Ventures Pty Limited, through a telephonic meeting, with: (i) information relating to the financial condition, business, prospects or corporate affairs of the Company, including information relating to meetings of and actions taken by the Board; and (ii) the opportunity to ask questions of the management team of the Company and members of the Board concerning the subject matters set forth in clause (i) of this Section 3.5. To the extent practicable, the Company shall use commercially reasonable efforts to conduct such telephonic meeting promptly following meetings of the Board.

SECTION 4. RIGHTS TO FUTURE STOCK ISSUANCES

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities (other than Exempted Securities, as defined in the Restated Certificate), the Company shall first offer such New Securities to each Eligible Stockholder. An Eligible Stockholder shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Eligible Stockholder (the “Eligible Stockholder Beneficial Owners”); provided that, each such Affiliate or Eligible Stockholder Beneficial Owner: (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board, (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that, any Affiliate or Eligible Stockholder Beneficial Owner that is a Competitor or FOIA Party shall not be entitled to any rights as an Eligible Stockholder or Investor under Subsections 3.1, 3.2 and 4.1 hereof); provided further that any such Affiliate or Eligible Stockholder Beneficial Owner that is, directly or indirectly, controlled by Telstra Corporation Limited shall not be deemed to be a Competitor, and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Eligible Stockholder holding the fewest number of shares of Preferred Stock and any other Derivative Securities.

(a) The Company shall give notice (the “Offer Notice”) to each Eligible Stockholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such New Securities, (iv) the number of New Securities which the Eligible Stockholder is entitled to purchase based on the Eligible Stockholder’s Proportional Share (as defined below), (v) the date by which the Eligible Stockholder must elect to purchase or acquire the New Securities pursuant to the Offer Notice and (vi) that the Eligible Stockholder should indicate the number, if any, of New Securities in excess of its Proportional Share that it would elect to purchase if other Eligible Stockholders do not purchase their full Proportional Share.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Eligible Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Eligible Stockholder (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable of the Preferred Stock or Derivative Securities, issuable upon the exercise or exchange of any Derivative Securities and any other capital stock then held by such Eligible Stockholder, calculated on an as-converted to Common Stock basis) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable of all outstanding Preferred Stock and Derivative Securities and any other capital stock of the Company, calculated on an as-converted to Common Stock basis) (such Eligible Stockholder’s “Proportional Share”). At the expiration of such twenty (20) day period, the Company shall promptly notify each Eligible Stockholder that elects to purchase or acquire all the shares available to it and that specified a desire to purchase additional New Securities beyond such Eligible Stockholder’s Proportional Share (each, an “Accepting Eligible Stockholder”) of any other Eligible Stockholder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Accepting Eligible Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to such Eligible Stockholder’s Proportional Share, up to that portion of the New Securities for which Eligible Stockholders were entitled to subscribe but that were not subscribed for by the Eligible Stockholders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Accepting Eligible Investor (calculated on an as-converted to Common Stock basis) bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Accepting Eligible Investors who wish to purchase such unsubscribed shares (calculated on an as-converted to Common Stock basis). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Eligible Stockholders in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Restated Certificate); and (ii) shares of Common Stock issued in the Initial Offering.

(e) Notwithstanding anything to the contrary contained herein, if a Regulated Holder exercises its right of first offer pursuant to this Subsection 4.1, the Company and each holder of Registrable Securities agrees to use its commercially reasonable efforts to create a security equivalent to the New Securities but incorporating substantially similar terms and limitations as set forth in the Restated Certificate applicable to the Regulatory Conversion Restriction, the Regulatory Voting Restriction and the BHCA Regulatory Restriction (as defined in the Restated Certificate) or as may otherwise be reasonably required for the holders of Series D-1 Preferred Stock and Series E-1 Preferred Stock to comply with the BHCA and other relevant banking laws, regulations and agency interpretations and guidance.

(f) Notwithstanding anything to the contrary contained herein, if Goldman exercises its right of first offer pursuant to this Subsection 4.1, and as a result of such exercise would own voting securities of the Company representing greater than 24.9% of the outstanding voting control of the Company, then the Company and each holder of Registrable Securities agrees that a number of New Securities necessary for Goldman to not own capital stock of the Company representing greater than 24.9% of the voting control of the Company shall be recharacterized as non-voting securities and the Company and each holder of Registrable Securities agrees to use it commercially reasonable efforts to create a security equivalent to the New Securities that is a non-voting security to give effect to this Section 4.1(f).

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the Initial Offering, or (ii) upon a Deemed Liquidation Event (as defined in the Company’s Restated Certificate), whichever event occurs first.

SECTION 5. ADDITIONAL COVENANTS

5.1 Insurance. The Company shall use its commercially reasonable efforts to obtain or maintain, as applicable, from financially sound and reputable insurers Directors and Officers liability insurance of no less than $5,000,000, and term “key-person” insurance on Brent Bellm (“Bellm”), in an amount not less than $5,000,000 and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board, including each Investor Director (as defined in the Restated Certificate). The Company shall cause Bellm to execute and deliver to the Company, as reasonably requested, a written notice and consent form with respect to such policy.

5.2 Matters Requiring Investor Director Approval. So long as at least one Investor Director is serving on the Board, the Company hereby covenants and agrees that it shall not, nor shall it permit any of its subsidiaries to, without approval of the Board, which approval must include the affirmative vote of a majority of the Investor Directors:

(a) enter into or be a party to any transaction with any director, officer, or employee of the Company, its Affiliates or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions resulting in payments to or by the Company in an aggregate amount less than $25,000;

(b) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(c) change the principal business of the Company, enter new lines of business, or exit the current line of business (for the avoidance of doubt, the following will not independently constitute a change in the principal business of the Company: (i) an expansion of the business into different markets; (ii) the development and exploration of new product lines that would complement the business’ existing product lines; and (iii) enhancements to the business’ existing product lines);

(d) increase the amount of Common Stock or Options authorized for issuance under a Stock Plan (as each such term is defined in the Restated Certificate) beyond 25,633,509 shares of Common Stock or Options (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Company’s Common Stock) or amend in any way the Directors’ and Employees’ Option Plan of BigCommerce Pty Ltd or the Management Incentive Plan, as approved by the Board on or about the date hereof;

(e) delegate any powers of the Board; or

(f) approve the Budget.

5.3 Board Matters.

(a) The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred (consistent with the Company’s travel policy) in connection with the affairs of the Company.

(b) Each Investor Director shall have the right to become a member of any committee of the Board.

5.4 FCPA Matters. The Company shall and shall cause its Company Representatives (as defined below) to, in the course of their actions for or on behalf of the Company or any of its controlled Affiliates, comply with the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the United Kingdom Bribery Act 2010 (to the extent applicable) or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Law”). If the Company learns of any action by it or any Company Representative (as defined below) that could violate applicable Anti-Corruption Law (including receipt of any notice, inquiry or communication in respect thereof), it shall immediately notify Investor (and provide additional information as reasonably requested from time to time), cease such action (or cause such action to cease), and take all necessary remedial action. Within 60 days following the date hereof, the Company will retain appropriate outside counsel and cause such counsel to brief the Board and Company management regarding any applicable Anti-Corruption Law, sanctions law or similar compliance considerations (e.g., AML) that are applicable to the Company’s business. For purposes of this Letter, “Company Representative” means any of the Company’s Affiliates and any of its or its subsidiaries’ or its Affiliates’ officers, directors, employees, managers, independent contractors, agents, intermediaries or other representatives (including business partners), and anyone for whose acts or defaults any of the foregoing may be liable or anyone acting on behalf of any of them. The Company represents that it shall not (and shall not permit any of its subsidiaries or Company Representatives to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the FCPA), in each case, in violation of any Anti-Corruption Laws. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Corruption Laws. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable Anti-Corruption Laws. The Company shall promptly notify Goldman if the Company becomes aware of the Company or any of its officers, directors or employees being the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Corruption Laws. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. No later than the date that is one hundred eighty (180) days following the date hereof, the Company will adopt a policy in form and substance reasonably acceptable to Goldman that is designed to promote and achieve compliance with Anti-Corruption Laws and includes, without limitation, (i) appropriate know your customer and anti-money laundering provisions and (ii) screening processes for customers, distributors and other counterparties against lists of sanctioned and/or prohibited parties maintained by the United States government, such as OFAC’s List of Specially Designated Nationals.

5.5 Tax Matters. The Company shall at all times be treated as a corporation for U.S. federal income tax purposes and shall use its reasonable best efforts to conduct its affairs so as to avoid the Company being treated as a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code, taking into consideration (if applicable) Section 897(c)(3) of the Internal Revenue Code.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Antitrust. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take any action which would require Goldman or any of its Affiliates to be required to divest any of its businesses, properties or assets or which would have the effect of requiring Goldman or any of its Affiliates to hold separate any business or assets or take other similar actions, in each case that Goldman determines in its sole discretion would be or presents a risk of being, individually or in the aggregate, adverse to Goldman or any of its Affiliates.

5.8 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.6, shall terminate and be of no further for or effect (i) immediately before the consummation of the Initial Offering, or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

SECTION 6. MISCELLANEOUS

6.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to conflicts of laws or principles thereof. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or federal court of competent jurisdiction in New York County, New York.

6.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

6.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Investors under this Agreement may be waived, only upon the written consent of the Company and the Requisite Investors (voting together as a single class on an as-converted basis and with the Series D-1 Preferred Stock and Series E-1 Preferred Stock being treated as not subject to the Regulatory Voting Restriction for this purpose). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Company and all of their respective successors and permitted assigns. Notwithstanding the foregoing, as long as Revolution Growth continues to own beneficially at least 4,098,360 shares of Series C Preferred Stock (or shares of Common Stock issued upon conversion thereof), Section 3.3 of this Agreement, as it applies to Revolution Growth, shall not be amended or waived without the written consent of Revolution Growth. Notwithstanding the foregoing, as long as Goldman continues to own beneficially at least 2,215,166 shares of Series F Preferred Stock (or shares of Common Stock issued upon conversion thereof), Section 3.3 of this Agreement, as it applies to Goldman, shall not be amended or waived without the written consent of Goldman.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(c) Notwithstanding the foregoing, Sections 1.1(b), 1.1(c), 1.1(p), 1.1(q), 1.1(v), 1.1(w), 1.1(x), 2.1(b), 2.3(b) (with respect to any specific reference to the Series D-1 Preferred Stock, Series E-1 Preferred Stock or Regulated Holders), 3.4 (with respect to any specific reference to the Series D-1 Preferred Stock, Series E-1 Preferred Stock or Regulated Holders), 4.1(e), 6.5 (with respect to this sentence or any reference to shares of Series D-1 Preferred Stock or Series E-1 Preferred Stock) and 6.15 and any specific reference in this Agreement to Series D-1 Preferred Stock or Series E-1 Preferred Stock or the treatment thereof, a Regulated Holder, the Regulatory Voting Restriction or the Regulatory Conversion Restriction or other provision intended to address the regulatory status of a Regulated Holder may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (x) AXP in order to be enforceable against AXP and its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)) and (y) for so long as any Regulated Holder or its BHCA Transferee holds any shares of Series D-1 Preferred Stock or Series E-1 Preferred Stock, the holders of a majority of the then-outstanding shares of Series D-1 Preferred Stock and Series E-1 Preferred Stock, voting together (with the Series D-1 Preferred Stock and Series E-1 Preferred Stock being treated as not subject to the Regulatory Voting Restriction for this purpose) in order to be enforceable against any Regulated Holder or any BHCA Transferee.

(d) Notwithstanding the foregoing, (i) Sections 2.2(a), 2.11, 3.1, 3.3, 4 and the last sentence of Section 3.4, in each case, with respect to and as it applies to Goldman, and (ii) Sections 2.14, 5.4, 5.7 and this Section 6.5(d) and any specific reference in this Agreement to Goldman may only be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the prior written consent of Goldman in order to be enforceable against Goldman.

6.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages or Exhibit A hereto, as applicable, or at such other address, facsimile or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto given in accordance with this Subsection 6.7. If notice is given to the Company, it shall be sent to Four Points Centre, Building II, 11305 Four Points Drive, Suite 300, Austin, Texas 78726, Attention: General Counsel; and a copy (which shall not constitute notice) shall also be sent to DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, Attn: Samer M. Zabaneh.

6.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by (i) affiliated entities or persons or persons or entities under common management or control or (ii) Regulated Holders and any transferee that is a Permitted Regulatory Transferee or a BHCA Transferee shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

6.13 Termination. Except for the earlier termination of registration rights with respect to Stock as provided herein, the registration rights of the Holders shall terminate and be of no further force or effect upon the earlier of (a) the closing of a Deemed Liquidation Event (as defined in the Restated Certificate) or (b) the date four years following the closing of the Initial Offering.

6.14 Waiver of Conflicts.

(a) Each party to this Agreement other than Goldman (collectively, the “Acknowledgement Parties”) acknowledges that Cooley LLP (“Cooley”), outside counsel to Revolution Growth and the Investors affiliated with General Catalyst Partners (collectively, “General Catalyst”), has in the past performed and is or may now or in the future represent one or more Investors or their affiliates in matters unrelated to the transactions contemplated by this Agreement and the Purchase Agreement (the “Financing”), including representation of such Investors or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside counsel solely to Revolution Growth and General Catalyst and has negotiated the terms of the Financing solely on behalf of Revolution Growth and General Catalyst. Each Acknowledgement Party hereby (a) acknowledges that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the Financing, Cooley has represented solely Revolution Growth and General Catalyst, and not the Company, any other Investor or any stockholder, director or employee of the Company or any Investor; and (c) gives its informed consent to Cooley’s representation of Revolution Growth and General Catalyst in the Financing.

(b) Each Acknowledgement Party acknowledges that Lowenstein Sandler LLP (“Lowenstein”), outside counsel to GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. (collectively, “GGV Capital”), has in the past performed and is or may now or in the future represent one or more Investors or their affiliates in matters unrelated to the transactions contemplated by the Financing, including representation of such Investors or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Lowenstein inform the parties hereunder of this representation and obtain their consent. Lowenstein has served as outside counsel solely to GGV Capital and has negotiated the terms of the Financing solely on behalf of GGV Capital. Each Acknowledgement Party to this Agreement hereby (a) acknowledges that it has had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the Financing, Lowenstein has represented solely GGV Capital, and not the Company, any other Investor or any stockholder, director or employee of the Company or any Investor; and (c) gives its informed consent to Lowenstein’s representation of GGV Capital in the Financing.

6.15 Treatment of Series D-1 Preferred Stock and Series E-1 Preferred Stock. Unless otherwise set forth in this Agreement, for all purposes of this Agreement, the Series D-1 Preferred Stock and Series E-1 Preferred Stock shall be treated as being convertible (without actual conversion) into shares of Common Stock at the then applicable conversion price of the Series D-1 Preferred Stock or Series E-1 Preferred Stock as set forth in the Restated Certificate.

6.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY: BIGCOMMERCE HOLDINGS, INC.

By:	/s/ Robert Alvarez
Name:	Robert Alvarez
Title:	Chief Financial Officer

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

FOUNDERS:

By:	/s/ Wadih Phillipe Machaalani
Name:	Wadih Phillipe Machaalani
Address:	50 Riverview Rd,
Earlwood, NSW, 2206, Australia

By:	/s/ Mitchell Harper
Name:	Mitchell Harper
Address:	20 Kullah Parade Lane
Cove North, NSW, 2066, Australia

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

INVESTORS: GENERAL CATALYST GROUP V, L.P.			GC ENTREPRENEURS FUND V, L.P.

By:	General Catalyst Partners V, L.P. Its General Partner		By:	General Catalyst Partners V, L.P. Its General Partner

	By:	General Catalyst GP V, LLC Its General Partner		By:	General Catalyst GP V, LLC Its General Partner

	By:	/s/ Chris McCain		By:	/s/ Chris McCain
		Name: Chris McCain			Name: Chris McCain
		Title: Chief Legal Officer			Title: Chief Legal Officer

GENERAL CATALYST GROUP IV, L.P.			GC ENTREPRENEURS FUND IV, L.P.

By:	General Catalyst Partners IV, L.P. Its General Partner		By:	General Catalyst Partners IV, L.P. Its General Partner

	By:	General Catalyst GP IV, LLC Its General Partner		By:	General Catalyst GP IV, LLC Its General Partner

	By:	/s/ Chris McCain		By:	/s/ Chris McCain
		Name: Chris McCain			Name: Chris McCain
		Title: Chief Legal Officer			Title: Chief Legal Officer

GENERAL CATALYST GROUP V SUPPLEMENTAL, L.P.

By:	General Catalyst Partners V, L.P. its General Partner

	By:	General Catalyst GP V, LLC its General Partner

	By:	/s/ Chris McCain
Name: Chris McCain
Title: Chief Legal Officer

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

REVOLUTION GROWTH II, LP

By:	Revolution Growth GP II, LP
its General Partner

By:	Revolution Growth UGP II, LLC
its General Partner

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Title:	Operating Manager

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

SOFTBANK PRINCEVILLE INVESTMENTS, L.P.

By: SB PV GP LP, its General Partner

By: SB PV GP LLC, its General Partner

By:	/s/ Steven J. Murray
Name:	Steven J. Murray
Title:	Managing Member

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Lisa Marchese
Name:	Lisa Marchese
Title:	EVP- Head of Strategy and M&A

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

GGV CAPITAL V L.P.

By:	GGV Capital V L.L.C., its General Partner

By:	/s/ Jeff Richards
Name:	Jeff Richards
Title:	Managing Director

GGV CAPITAL V ENTREPRENEURS FUND L.P.

By:	GGV Capital V L.L.C., its General Partner

By:	/s/ Jeff Richards
Name:	Jeff Richards
Title:	Managing Director

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

TENAYA CAPITAL VI, LP

By:	Tenaya Capital VI GP, LLC,
its General Partner

By:	/s/ Thomas Muscarella
Name:	Thomas Muscarella
Title:	Attorney-In-Fact

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

FLOODGATE FUND III, L.P.
on behalf of itself and as nominee for certain other individuals and entities

By:	Floodgate Partners III, L.L.C.
Its general partner

By:	/s/ Michael J. Maples Jr.
Name:	Michael J. Maples Jr.
Title:	Managing Member

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

THE WASHINGTON UNIVERSITY

By:	/s/ Scott L. Wilson
Name:	Scott L. Wilson
Title:	Chief Investment Officer

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

eT Capital, L.P.

By:	/s/ Li-Chen Lin
Name:	Li-Chen Lin
Title:	Authorized Signatory

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Investor Rights Agreement as of the date set forth in the first paragraph hereof.

GOLDMAN SACHS & CO. LLC

By:	/s/ Hillel Moerman
Name:	Hillel Moerman
Title:	Managing Director

Signature Page to

Fourth Amended and Restated Investor Rights Agreement

EXHIBIT A

INVESTORS

GENERAL CATALYST GROUP V, L.P. (1) 20 University Road, Suite 450 Cambridge, MA 02138 Attn: Chris McCain

GC ENTREPRENEURS FUND V, L.P. (1) 20 University Road, Suite 450 Cambridge, MA 02138 Attn: Chris McCain

GENERAL CATALYST GROUP IV, L.P. (1) 20 University Road, Suite 450 Cambridge, MA 02138 Attn: Chris McCain

GC ENTREPRENEURS FUND IV, L.P. (1) 20 University Road, Suite 450 Cambridge, MA 02138 Attn: Chris McCain

GENERAL CATALYST GROUP V SUPPLEMENTAL, L.P. (1) 20 University Road, Suite 450 Cambridge, MA 02138 Attn: Chris McCain

Stephan Schambach Ricarda-Huch-Weg 16 07743 Jena, Germany

FLOODGATE FUND III, L.P. 820 Ramona Street, Suite 200 Palo Alto, CA 94301

REVOLUTION GROWTH II, LP (2) 1717 Rhode Island Avenue, N.W. Washington, DC 20036 Attn: Legal Notices

SOFTBANK PRINCEVILLE INVESTMENTS, L.P.(3) 38 Glen Avenue Newton, MA 02459

TELSTRA VENTURES PTY LIMITED(4) 575 Market Street, Suite 1650 San Francisco, CA 94105 COPY TO: TELSTRA CORPORATION LIMITED LEVEL 41 242 Exhibition Street Melbourne, Victoria, 3000 Australia

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. 200 Vesey Street Mail Drop 51-03 New York, NY 10285 Attn: General Counsel / Chief Development Officer

MILLENNIUM TECHNOLOGY VALUE PARTNERS II, LP 32 Avenue of the Americas 17th Floor New York, NY 10013

MILLENNIUM TECHNOLOGY VALUE PARTNERS II-A, LP 32 Avenue of the Americas 17th Floor New York, NY 10013

TENAYA CAPITAL VI, LP 3280 Alpine Road Portola Valley, CA 94028

SPLIT ROCK PARTNERS II, LP 10400 Viking Drive, Suite 250 Eden Prairie, MN 55344

GGV CAPITAL V L.P. 3000 Sand Hill Road Building 4, Suite 230 Menlo Park, CA 94025 Attention: Jeff Richards

GGV CAPITAL V ENTREPRENEURS FUND L.P. 3000 Sand Hill Road Building 4, Suite 230 Menlo Park, CA 94025 Attention: Jeff Richards

THE WASHINGTON UNIVERSITY 11 North Jackson, Campus Box 1047 St. Louis, MO 63105 Attention: Daniel Feder

ET CAPITAL, L.P.

KAL RAMAN

SVIC NO. 32 NEW TECHNOLOGY BUSINESS INVESTMENT L.L.P.

GOLDMAN SACHS & CO. LLC 200 West Street New York, New York 10282 Attention: Hristo D. Dimitrov, VP & Associate General Counsel

(1) With a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attn: Patrick Mitchell

(2) With a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190

Attn: Geoff Willard/Brian Burke

(3) With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Edwin C. Pease

(4) With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn: Eric Schwartzman

5) With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Edward M. Zimmerman